Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

River Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $1.00 par value	Rule 457(h)	500,000	$30.25	$15,125,000	$0.0001531	$2,315.64
Total Offering Amounts				$15,125,000			$2,315.64
Total Fee Offsets							$ –
New Fee Due							$2,315.64

(1)

This registration statement covers 500,000 shares to be issued pursuant to the Registrant’s 2025 Incentive Stock Compensation Plan. Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 shall also cover an indeterminate number of additional shares of Common Stock that may be offered and issued to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transactions effected without receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act. There is no established or active market for the shares being offered. However, the issuer’s common stock is sporadically traded on the OTC Pink Open Market OTCMKTS: RVRF. No shares have been actively traded within five business days prior to the filing of this Registration Statement. The book value of shares as of December 31, 2024 is $30.43 per share.